UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2024

TREVENA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36193	26-1469215
(Commission File No.)	(IRS Employer Identification No.)

955 Chesterbrook Boulevard, Suite 110

Chesterbrook, PA 19087

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 354-8840

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	TRVN	OTC Pink Open Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departures and Appointments of Certain Officers

On November 26, 2024, the Board of Directors (the “Board”) of Trevena, Inc. (the “Company”) designated Katrine Sutton as the Company’s principal financial officer and principal accounting officer, effective November 26, 2024. As a result of this designation, Barry Shin will no longer serve as the Company’s principal financial officer or principal accounting officer, effective November 26, 2024. Mr. Shin’s replacement was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Ms. Sutton, age 48, has served as the Company’s Vice President, Finance Planning and Analysis since July 2019. Prior to that, Ms. Sutton served as Vice President, Finance and Accounting with Synergy Pharmaceuticals Inc., a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal therapies, from December 2015 to July 2019. Ms. Sutton holds a Bachelor of Science in Accounting from the University of Richmond and is a Certified Public Accountant.

There are no arrangements or understandings between Ms. Sutton and any other person pursuant to which Ms. Sutton was designated as principal financial officer and principal accounting officer. Ms. Sutton has no family relations with any directors or executive officers of the Company. There are no transactions to which the Company is a party and in which Ms. Sutton has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREVENA, INC.

Date: November 27, 2024	By:	/s/ Carrie Bourdow
Carrie Bourdow
Acting Chief Executive Officer and Principal Executive Officer